Exhibit 99.1
Press Release
For further information, please contact:
Daniel R. Kadolph, Executive Vice President and Chief Financial Officer
(708) 450-6759
MIDWEST BANC HOLDINGS, INC. REPORTS FIRST QUARTER 2007 RESULTS
MELROSE PARK, IL — (MARKET WIRE) — April 24, 2007 — Midwest Banc Holdings, Inc. (NASDAQ: MBHI) today reported that first quarter 2007 net income increased 50% to $4.4 million, or $0.18 per diluted share, from $2.9 million, or $0.12 per diluted share in the fourth quarter of 2006. Compared to the first quarter of 2006, net income decreased from $5.9 million, or $0.27 per diluted share.
“Regional banks are all impacted by a slowing economy and an inverted yield curve, which has reduced net interest margins to twenty-year lows. We are responding to this challenging environment with several new strategies, while we continue to focus on our core strengths. We believe this approach will pay dividends for our stockholders in the longer term,” said James J. Giancola, Chief Executive Officer.
He further stated, “Our strategy of adding quality institutions to the Midwest brand has given us additional flexibility in a changing environment. The July 2006 transaction with Royal American Corporation (‘Royal American’) and the recently announced transaction with Northwest Suburban Bancorp., Inc. (‘Northwest Suburban’) strengthen the organization’s loan and deposit generating capabilities, as well as introducing new fee income opportunities. Another significant benefit is the addition of talented bankers in a variety of disciplines,” said Giancola.
Asset Quality
All of our loan quality statistics are adversely affected by one large problem credit (“Large Problem Credit”) that was first publicly discussed on July 20, 2006. We have continued providing updates as material information becomes available. Credit was first extended to this customer in December 2000 through a 50% participation in a loan originated and managed by a major Chicago regional bank. At that time, the line of credit that we committed to was $10.0 million. By 2004, the available credit had increased to $33.8 million, with significant additional collateral obtained to secure the additional advances. In 2006, we charged off $7.5 million of the principal balance and reversed $1.0 million of previously recorded interest income. No additional charge offs were required in the first quarter of 2007. At March 31, 2007, the remaining total loan exposure is $28.9 million, of which $26.8 million is on nonaccrual.

Collection efforts continue to recover all principal amounts owed together with unpaid interest, fees, and penalties; however, depending on the results of such efforts, there can be no assurance that additional charge offs will not be required in future periods. The negative impact on earnings, related to this credit, is estimated at between $0.03 — $0.04 of net income per fully diluted share for the first quarter of 2007.
The chart below highlights the credit trends over the past five quarters. Underlying credit trends remain positive.

	Asset Quality Trends
	3/31/07	12/31/06	9/30/06	6/30/06	3/31/06
Annualized Net Charge-Offs	(0.03%)	1.62%	0.03%	0.53%	0.01%
Without Large Problem Credit *	(0.03%)	0.06%	0.03%	0.53%	0.01%
OREO ($ millions)	$2.4	$2.6	$2.9	$5.2	$11.0
Nonaccrual Loans to Gross Loans	2.14%	2.20%	1.13%	0.77%	0.56%
Without Large Problem Credit *	0.76%	0.87%	0.54%	0.42%	0.56%
Nonperforming Assets to Total Assets	1.48%	1.55%	0.83%	0.68%	0.81%
Without Large Problem Credit *	0.58%	0.67%	0.45%	0.47%	0.81%
Delinquencies 30-89 Days to Gross Loans	0.48%	0.33%	1.98%	0.62%	0.17%
Without Large Problem Credit *	0.48%	0.33%	0.76%	0.62%	0.17%
Internally Classified Loans to Gross Loans **	2.66%	2.77%	2.80%	2.89%	1.64%
Without Large Problem Credit *	1.29%	1.44%	1.73%	1.82%	1.64%
*	Management believes that the asset quality ratios excluding the Large Problem Credit provide useful information regarding asset quality trends. The Large Problem Credit overshadows the fundamental condition of the loan portfolio, which management believes to be within industry norms. See the reconciliation table in footnote 13 to the Consolidated Financial Highlights.

**	Internally classified loans are loans classified by management as substandard and doubtful.
Asset quality in essentially each metric improved from year end 2006, with the exception of delinquencies, which remain at acceptable levels. The loan loss provision in the first quarter was $645,000, while $154,000 in net recoveries were realized.
The resolution of this workout with the Large Problem Credit is our top priority. We are continually reviewing the value of our collateral position and the status of receivables collection, both internally and with outside advisors. While significant events are scheduled for the second quarter, we cannot give any firm timelines for material movement on this credit.
Business Trends
Commercial real estate loan activity in the Chicagoland market continued to slow in the first quarter. This trend was particularly evident in the residential construction marketplace. Our average balance in commercial real estate loans declined about $6.7 million in the first quarter of 2007 from the fourth quarter of 2006. Construction loans within the commercial real estate loan category declined $17.4 million at March 31, 2007 compared to year end. This decrease was more than offset by a $20.5 million increase in commercial loans. The ability to react to a changing economic environment was facilitated by the addition of the lending team from Royal American. Average total loans increased $28.1 million in the quarter, which has typically been the slowest quarter of the year.

The deposit market remains very competitive in the Chicago area, with the addition of over 500 new bank branches in the past several years. We are carefully monitoring net new account opening trends and are pleased to report that they continue positive, though not at the levels we would like to see. Employee incentive plans focused on cross-selling and core deposit growth are in place. We are increasingly focused on developing broad based, comprehensive loan and deposit relationships with our clients, along with ancillary fee based services. We continue to analyze and take advantage of different wholesale funding alternatives in an attempt to reduce our marginal cost of funds. Selective repricing on core account categories was also implemented late in the quarter, which should also help reduce our cost of funds going forward.
We reported total interest income of $44.8 million in the first quarter, up 34% from the prior-year period and approximately equal to the amount reported in the fourth quarter of 2006. Total loans grew $546.9 million, or 39%, reaching $2.0 billion at March 31, 2007 when compared to a year ago, due to both the Royal American acquisition in July 2006 and organic growth. We acquired $497.8 million in total loans through Royal American. The average yield on earning assets increased to 6.88 % in the first quarter from 6.44% a year earlier but declined from 6.96% in the fourth quarter of 2006. The average yield on securities declined to 5.44% in the first quarter from 5.48% in the fourth quarter of 2006.
Total interest expense of $25.7 million in the first quarter of 2007 was 59% higher than in the same quarter of 2006, mainly due to the additional deposits from the Royal American acquisition, and was approximately at the same level as in the fourth quarter of 2006. The average yield on interest bearing liabilities was 4.32% for the first quarter compared to 4.36% in the fourth quarter of 2006. The average yield on deposits increased 4 basis points, while the average yield on borrowings declined by 28 basis points in the first quarter of 2007 compared to the fourth quarter of 2006. Active management of the borrowings and of the securities portfolio has resulted in wider margins on the wholesale side of the business despite the securities portfolio being flat on a year to year comparable basis.
Net interest income of $19.1 million in the first quarter increased 11% from the year-earlier period and was approximately at the same level as the fourth quarter of 2006. The net interest margin, on a tax equivalent basis, declined to 3.01% in the first quarter from 3.39% in the corresponding period in 2006 and 3.08% in the fourth quarter of 2006. The inverted yield curve continues to negatively affect our net interest margin. The Large Problem Credit reduced net interest margin by 10 basis points in the first quarter of 2007.
Broadening of fee income opportunities are a priority. Newly available trust services allowed us to grow the acquired assets under management business from Royal American from approximately $200.0 million at July 2006 to $260.0 million in March 2007. The fees from this growth are expected to be evident in the second quarter. Remote capture devices (which allow deposits to be made remotely) and expanded cash management capabilities will also begin to have a positive impact on our fee income and cost of funds.
We have also introduced a new service into the marketplace called Ground Floor Advisors, which is focused on property management firms and common interest communities (e.g., condominiums). We expect this unit to generate core deposits in future quarters.
Noninterest income, excluding net gains or losses on securities transactions, of $3.7 million in the first quarter was up 16% from the corresponding quarter of 2006, partly as a result of increased trust revenues from the Royal American acquisition and higher service charges on deposit accounts.

Noninterest income, excluding net gains or losses on securities transactions and gain on extinguishment of debt, increased 45%, or $1.2 million when compared to the first quarter of 2006. Noninterest income, excluding net gains or losses on securities transactions, remained essentially the same as the fourth quarter of 2006. Service charges on deposit accounts and insurance and brokerage commissions increased slightly by $62,000 and $59,000, respectively, compared to the fourth quarter of 2006.
In the first quarter, the core efficiency ratio was 70% compared with 66% in the fourth quarter of 2006 and 55% in the prior year period. Noninterest expenses increased by $586,000 to $17.1 million in the first quarter of 2007 compared to $16.5 million in the fourth quarter of 2006, mainly due to increased salaries and benefits expense. Compared to the first quarter of 2006, noninterest expenses increased by $5.2 million, mainly as a result of the Royal American transaction.
Our provision for income taxes was $642,000 for the quarter ending March 31, 2007 compared to $2.3 million for the quarter ending March 31, 2006. The effective tax rate for the first quarter of 2007 was 12.7% compared to 28.3% in the first quarter of 2006. The change in the effective tax rate is attributed to the level of net income before taxes and the composition of tax advantaged assets. The effective tax rate would increase with increased earnings in the future.
Proposed Merger
On March 22, 2007, we announced an agreement to acquire Northwest Suburban and to merge Mount Prospect National Bank, Northwest Suburban’s bank subsidiary, into Midwest Bank and Trust Company, creating a 29-branch bank with more than $3.5 billion in assets. The acquisition will make Midwest Bank the 18th largest bank in the Chicago area, based on deposits. It will expand our geographic footprint in the northwest suburbs. Northwest Suburban’s branch locations in Des Plaines, Lakemoor, Lake Zurich, Mount Prospect, and North Barrington provide a complimentary footprint for Midwest Bank branches in northwest Cook, Lake and McHenry counties.
Conference Call
We will conduct a conference call to discuss first quarter results on April 25, 2007, at 11:00 A.M. eastern/10:00 A.M. central. The webcast and call will be hosted by members of management. A brief discussion of quarterly results and trends will be followed by questions from professional investors and analysts invited to participate in the interactive portion of the discussion.
Interested parties wishing to participate in the interactive portion of the call can dial in at (877) 407-0778 or (201) 689-8565 for international calls. The live webcast can be accessed at www.midwestbanc.com and will be available for replay on that website through July 26, 2007. The audio replay may be accessed through May 3, 2007 at (877) 660-6853 or (201) 612-7415 for international calls, account number 286, conference ID number 237843.
Information on MBHI is available on the Internet at www.midwestbanc.com.
Midwest Banc Holdings, Inc. provides a wide range of retail and commercial lending services, personal and corporate trust services, residential mortgage origination, and securities and insurance brokerage activities throughout the greater Chicago metropolitan area. Midwest Banc Holdings, Inc.’s principal operating subsidiaries are Midwest Bank and Trust Company; Midwest Financial and Investment Services, Inc.; Midwest Bank Insurance Services, LLC; and Royal American Investment Services, Inc.

Additional Information
In connection with the proposed acquisition of Northwest Suburban Bancorp. Inc. (“Northwest Suburban”) by Midwest Banc Holdings, Inc. (the “Company”), the Company will file with the Securities and Exchange Commission a registration statement on Form S-4 to register the shares of the Company’s common stock to be issued to the stockholders of Northwest Suburban. The registration statement will include a proxy statement/prospectus which will be sent to the stockholders of Northwest Suburban seeking their approval of the proposed transaction.
INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4 AND THE PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IN CONNECTION WITH THE PROPOSED TRANSACTION, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, NORTHWEST SUBURBAN AND THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of these documents through the website maintained by the Securities and Exchange Commission at http://www.sec.gov. Free copies of the proxy statement/prospectus also may be obtained by directing a request by telephone or mail to the Company, 501 W. North Avenue, Melrose Park, Illinois 60160, Attention: Investor Relations (telephone number (708) 865-1053) or Northwest Suburban, 50 North Main Street, Mount Prospect, Illinois 60056 (telephone number (847) 222-1112).
The Company, Northwest Suburban and their respective directors, executive officers, and certain other members of management may be deemed to be participants in the solicitation of proxies from the stockholders of Northwest Suburban in connection with the merger transaction. For information about the Company’s directors, executive officers and members of management, shareholders are asked to refer to the most recent proxy statement issued by the Company, which is available on its web site and at the address provided in the preceding paragraph. Information regarding Northwest Suburban’s directors, executive officers and members of management and their respective interests in the proposed transaction will be available in the proxy statement/prospectus of the Company and Northwest Suburban described above and other relevant materials to be filed with the SEC.
###
This news release contains certain “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and should be reviewed in conjunction with the company’s Annual Report on Form 10-K and other publicly available information regarding the company, copies of which are available from the company upon request. Such publicly available information sets forth certain risks and uncertainties related to the company’s business, which should be considered in evaluating “Forward-Looking Statements.”

MIDWEST BANC HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share and per share data)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2007	2006	2006	2006	2006
ASSETS

Cash	$64,153	$91,630	$70,004	$61,804	$54,954
Federal funds sold and other short-term investments	24,485	8,902	2,647	52,152	14,965

Total cash and cash equivalents	88,638	100,532	72,651	113,956	69,919
Securities available-for-sale	639,985	589,981	642,188	623,222	638,273
Securities held-to-maturity	43,562	45,931	50,688	52,363	55,401
Federal Reserve and Federal Home Loan Bank stock, at cost	23,592	23,592	20,977	16,105	14,661
Loans held for sale	3,740	2,672	3,321	3,639	1,688
Loans	1,950,613	1,946,816	1,909,026	1,422,830	1,403,700
Allowance for loan losses	(24,028)	(23,229)	(25,542)	(20,874)	(17,737)

Net loans	1,926,585	1,923,587	1,883,484	1,401,956	1,385,963
Cash value of life insurance	65,973	65,220	64,526	51,383	49,922
Premises and equipment, net	22,282	21,960	20,993	22,965	22,043
Other real estate	2,403	2,640	2,864	5,237	11,036
Core deposit and other intangibles, net	10,163	11,273	11,677	1,592	1,681
Goodwill	79,625	79,488	78,567	891	891
Due from broker	—	—	15,109	—	24,810
Other assets	74,083	75,170	75,256	68,293	60,160

Total assets	$2,980,631	$2,942,046	$2,942,301	$2,361,602	$2,336,448

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES

Deposits
Noninterest-bearing	$247,548	$276,381	$272,442	$165,837	$161,528
Interest-bearing	1,759,452	1,681,429	1,754,394	1,418,230	1,455,106

Total deposits	2,007,000	1,957,810	2,026,836	1,584,067	1,616,634
Federal funds purchased	7,000	66,000	34,000	—	—
Securities sold under agreements to repurchase	251,070	201,079	229,676	221,603	217,946
Advances from the Federal Home Loan Bank	319,897	319,883	254,869	250,000	200,000
Junior subordinated debentures	65,828	65,812	65,800	55,672	55,672
Due to broker	—	—	—	8,203	24,810
Other liabilities	39,337	44,220	41,643	28,945	27,009

Total liabilities	2,690,132	2,654,804	2,652,824	2,148,490	2,117,261

STOCKHOLDERS’ EQUITY

Preferred stock	$—	$—	$—	$—	$—
Common stock	255	255	254	222	222
Additional paid-in capital	201,752	200,797	199,878	134,336	137,001
Retained earnings	98,951	97,807	98,132	95,424	95,431
Restricted stock	—	—	—	—	(3,331)
Accumulated other comprehensive loss	(5,115)	(6,273)	(6,561)	(16,380)	(9,682)
Treasury stock, at cost	(5,344)	(5,344)	(2,226)	(490)	(454)

Total stockholders’ equity	290,499	287,242	289,477	213,112	219,187

Total liabilities and stockholders’ equity	$2,980,631	$2,942,046	$2,942,301	$2,361,602	$2,336,448

MIDWEST BANC HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except per share data)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2007	2006	2006	2006	2006
Interest Income
Loans	$36,088	$36,011	$36,918	$26,663	$24,387
Securities
Taxable	7,563	7,450	7,484	7,469	7,922
Exempt from federal income taxes	700	962	956	833	819
Trading securities	—	—	189	—	—
Dividend income from Federal Reserve and Federal Home Loan Bank stock	228	218	199	139	137
Federal funds sold and other short-term investments	187	69	157	186	94

Total interest income	44,766	44,710	45,903	35,290	33,359
Interest Expense
Deposits	17,899	17,495	16,963	12,323	10,737
Federal funds purchased	699	776	352	150	248
Securities sold under agreement to repurchase	2,159	2,651	2,857	2,208	2,671
Advances from the Federal Home Loan Bank	3,648	3,286	3,001	1,982	1,539
Junior subordinated debentures	1,301	1,327	1,337	1,074	1,003

Total interest expense	25,706	25,535	24,510	17,737	16,198

Net interest income	19,060	19,175	21,393	17,553	17,161
Provision for loan losses	645	5,500	1,550	5,000	—

Net interest income after provision for loan losses	18,415	13,675	19,843	12,553	17,161
Noninterest Income
Service charges on deposit accounts	1,634	1,572	1,543	1,415	1,203
Net gains (losses) on securities transactions	(14)	42	—	—	(195)
Net trading profits	—	—	624	—	—
Gains on sale of loans	176	270	194	205	91
Insurance and brokerage commissions	573	514	478	486	512
Trust	393	399	357	86	77
Increase in cash surrender value of life insurance	753	694	676	534	490
Gain on extinguishment of debt	—	—	—	625	625
Other	205	299	275	250	210

Total noninterest income	3,720	3,790	4,147	3,601	3,013
Noninterest Expenses
Salaries and employee benefits	10,447	10,058	9,318	7,618	7,482
Occupancy and equipment	2,190	2,088	1,885	1,647	1,456
Professional services	1,208	1,172	1,452	1,267	1,080
Marketing	679	591	418	587	453
Other real estate owned	25	75	47	220	(31)
Merger related charges	—	—	1,595	—	—
Other	2,532	2,511	2,479	1,702	1,445

Total noninterest expenses	17,081	16,495	17,194	13,041	11,885

Income before income taxes	5,054	970	6,796	3,113	8,289
Provision (benefit) for income taxes	642	(1,963)	814	223	2,348

Net Income	$4,412	$2,933	$5,982	$2,890	$5,941

Basic earnings per share	$0.18	$0.12	$0.24	$0.13	$0.27

Diluted earnings per share	$0.18	$0.12	$0.24	$0.13	$0.27

Cash dividends per common share	$0.13	$0.13	$0.13	$0.13	$0.12

MIDWEST BANC HOLDINGS, INC.
CONSOLIDATED NET INTEREST MARGIN
     The following tables set forth the average balances, net interest income and expense and average yields and rates for the Company’s interest-earning assets and interest-bearing liabilities for the indicated periods.

	For the Three Months Ended
	March 31, 2007			December 31, 2006			March 31, 2006
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
				(Dollars in thousands)
Interest-Earning Assets:
Federal funds sold and interest-bearing deposits due from banks	$15,987	$187	4.68%	$5,223	$69	5.28%	$9,939	$94	3.78%
Securities:
Taxable(1)	603,622	8,107	5.37	597,167	8,090	5.42	652,066	8,337	5.11
Exempt from federal income taxes(1)	73,379	1,077	5.87	100,410	1,480	5.90	85,601	1,260	5.89

Total securities	677,001	9,184	5.44	697,577	9,570	5.48	737,667	9,597	5.20
FRB and FHLB stock	23,592	228	3.87	21,885	218	3.98	14,661	137	3.74
Loans held for sale	2,004	30	5.99	2,837	41	5.78	1,153	17	5.90
Loans:
Commercial loans(1)(3)(4)	392,953	7,677	7.81	372,473	7,101	7.63	195,831	3,704	7.57
Commercial real estate loans(1)(3)(4)(6)	1,263,819	23,522	7.44	1,270,500	24,150	7.60	946,846	17,161	7.25
Agricultural loans(1)(3)(4)	2,849	56	7.86	2,563	51	7.96	2,009	37	7.37
Consumer real estate loans(3)(4)(6)	276,542	4,674	6.76	261,528	4,519	6.91	218,844	3,458	6.32
Consumer installment loans(3)(4)	10,297	187	7.26	11,312	211	7.46	4,441	83	7.48

Total loans	1,946,460	36,116	7.44	1,918,376	36,032	7.52	1,367,971	24,443	7.16

Total interest-earning assets	$2,665,044	$45,745	6.88%	$2,645,898	$45,930	6.96%	$2,131,391	$34,288	6.44%

Interest-Bearing Liabilities:
Deposits:
Interest-bearing demand deposits	$163,108	$730	1.79%	$155,351	$642	1.65%	$144,609	$280	0.77%
Money-market demand accounts and savings accounts	378,039	2,446	2.59	401,962	2,609	2.60	294,002	1,215	1.65
Time deposits less than $100,000	731,217	8,639	4.73	721,362	8,492	4.71	762,412	7,075	3.71
Time deposits of $100,000 or more	466,924	6,084	5.21	436,659	5,739	5.26	187,239	2,019	4.31
Public funds	—	—	—	1,065	13	4.88	13,866	148	4.27

Total interest-bearing deposits	1,739,288	17,899	4.12	1,716,399	17,495	4.08	1,402,128	10,737	3.08
Borrowings:
Federal funds purchased and repurchase agreements	256,322	2,858	4.46	275,700	3,427	4.97	284,390	2,919	4.11
FHLB advances	319,890	3,648	4.56	281,724	3,286	4.67	170,556	1,539	3.61
Notes payable and other borrowings	65,820	1,301	7.91	65,806	1,327	8.07	55,672	1,003	7.21

Total borrowings	642,032	7,807	4.88	623,230	8,040	5.16	510,618	5,461	4.28

Total interest-bearing liabilities	$2,381,320	$25,706	4.32%	$2,339,629	$25,535	4.36%	$1,912,746	$16,198	3.40%

Net interest income (tax equivalent)(1)(5)		$20,039	2.56%		$20,395	2.60%		$18,090	3.04%

Net interest margin (tax equivalent)(1)			3.01%			3.08%			3.39%
Net interest income(2)(5)		$19,060			$19,175			$17,161

Net interest margin(2)			2.86%			2.90%			3.22%

(1)	Adjusted for 35% tax rate and adjusted for the dividends-received deduction where applicable.

(2)	Not adjusted for 35% tax rate or for the dividends-received deduction.

(3)	Nonaccrual loans are included in the average balance; however, these loans are not earning any interest.

(4)	Includes loan fees.

(5)	The following table reconciles reported net interest income on a tax equivalent basis for the periods presented:

		For the three
		months ended,
	March 31,	December 31,	March 31,
	2007	2006	2006
Net interest income	$19,060	$19,175	$17,161
Tax equivalent adjustment to net interest income	979	1,220	929

Net interest income, tax equivalent basis	$20,039	$20,395	$18,090

(6)	Includes construction loans.

MIDWEST BANC HOLDINGS, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars and shares in thousands, except per share data)

	Three Months Ended
	March 31,		December 31,		September 30,		June 30,		March 31,
	2007		2006		2006		2006		2006
Income Statement Data:
Net income	$4,412		$2,933		$5,982		$2,890		$5,941
Core net income (1)	4,412		2,933		6,943		2,890		5,941
Core efficiency ratio (1)(3)(4)(8)	69.83%		66.10%		56.45%		57.38%		55.20%

Per Share Data and Other:
Basic earnings per share	$0.18		$0.12		$0.24		$0.13		$0.27
Diluted earnings per share	0.18		0.12		0.24		0.13		0.27
Cash dividends declared	0.13		0.13		0.13		0.13		0.12
Book value at end of period	11.76		11.65		11.67		9.71		9.99
Tangible book value at end of period (10)	8.12		7.97		8.03		9.60		9.88
Stock price at end of period	17.71		23.75		24.42		22.25		25.94
Average stock price	20.25		23.66		23.03		22.84		24.25

Full time equivalent employees	491		494		498		420		412

Selected Financial Ratios:
Return on average assets (5)	0.60%		0.39%		0.80%		0.50%		1.05%
Core return on average assets (1)(5)	0.60		0.39		0.93		0.50		1.05
Return on average equity (6)	6.20		4.01		8.43		5.31		11.06
Core return on average equity (1)(6)	6.20		4.01		9.79		5.31		11.06
Dividend payout	74.07		111.08		54.70		100.24		44.29
Loans to deposits at end of period	97.19		99.44		94.19		89.82		86.83
Loans to assets at end of period	65.44		66.17		64.88		60.25		60.08
Average equity to average assets	9.74		9.84		9.48		9.42		9.46
Equity to assets at end of period	9.75		9.76		9.84		9.02		9.38
Tangible capital to tangible assets at end of period (10)(11)	6.94		6.89		6.99		8.93		9.28
Tier I capital to risk-weighted assets (12)	12.02		11.92		12.64		16.22		16.49
Total capital to risk-weighted assets (12)	13.10		12.97		13.84		17.44		17.53
Net interest margin (tax equivalent) (7)(8)	3.01		3.08		3.40		3.46		3.39
Allowance for loan losses to total loans at the end of period	1.23		1.19		1.34		1.47		1.26
Net loans charged off to average loans	(0.03)		1.62		0.03		0.53		0.01
Nonaccrual loans to loans at the end of period	2.14		2.20		1.13		0.77		0.56
Nonperforming assets to total assets (9)	1.48		1.55		0.83		0.68		0.81
Allowance to nonaccrual loans	0.58	x	0.54	x	1.18	x	1.91	x	2.25	x

Balance Sheet Data:
Total earning assets	$2,685,977		$2,617,894		$2,628,847		$2,170,311		$2,128,688
Average earning assets	2,665,044		2,645,898		2,659,420		2,138,317		2,131,391
Average assets	2,966,039		2,946,366		2,967,572		2,319,713		2,303,413
Average loans	1,946,460		1,918,376		1,918,941		1,421,485		1,367,971
Average securities	677,001		697,577		703,922		688,634		737,667
Average deposits	1,995,721		1,996,864		2,062,014		1,605,473		1,551,065
Tangible stockholders’ equity (10)	200,711		196,481		199,233		210,629		216,615
Average equity	288,783		289,864		281,367		218,505		217,807

Asset Quality Data:
Loans 90 days past due and accruing	$25		$34		$29		$14		$15
Nonaccrual and impaired loans not accruing	41,679		42,826		21,555		10,925		7,888
Other real estate	2,403		2,640		2,864		5,237		11,036
Nonperforming assets	44,082		45,466		24,419		16,162		18,924

Share Data:
Common shares outstanding	24,705		24,663		24,796		21,946		21,933
Basic	24,693		24,725		24,811		21,942		21,871
Diluted	24,950		25,083		25,176		22,176		22,136

(1)	Core net income is net income excluding merger related charges. Management believes that core net income is a more useful measure of operating performance since it excludes items that are not recurring in nature. In addition, management believes core net income is more reflective of current trends. The following table reconciles reported net income to core net income for the periods presented:

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2007	2006	2006	2006	2006
Net income	$4,412	$2,933	$5,982	$2,890	$5,941
Merger related charges, net of tax	—	—	961	—	—

Core net income	$4,412	$2,933	$6,943	$2,890	$5,941

(2)	The following table reconciles investment securities to total investment securities and other related assets for the periods presented:

	March 31,	December 31,	September 30,	June 30,	March 31,
	2007	2006	2006	2006	2006
Investment securities	$683,547	$635,912	$692,876	$675,585	$693,674
Federal funds and other short-term investments	24,485	8,902	2,647	52,152	14,965
Net due from (to) broker	—	—	15,109	(8,203)	24,810

Total investment securities and other related assets	$708,032	$644,814	$710,632	$719,534	$733,449

(3)	Excludes net gains or losses on securities transactions.

(4)	Noninterest expense less amortization and other real estate expenses divided by the sum of net interest income (tax equivalent) plus noninterest income. Core efficiency ratio excludes merger related charges. Management believes that the core efficiency ratio is a more useful measure since it excludes items that are not recurring in nature and is more reflective of current trends. The following tables reconcile reported noninterest expense to core noninterest expenses for the periods presented:

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2007	2006	2006	2006	2006
Noninterest expenses	$17,081	$16,495	$17,194	$13,041	$11,885
Merger related charges	—	—	(1,595)	—	—

Core noninterest expenses	$17,081	$16,495	$15,599	$13,041	$11,885

(5)	Net income divided by average assets for the period.

(6)	Net income divided by average equity for the period.

(7)	Net interest income, on a tax equivalent basis, divided by average interest earning assets for the period.

(8)	The following table reconciles reported net interest income on a tax equivalent basis for the periods presented:

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2007	2006	2006	2006	2006
Net interest income	$19,060	$19,175	$21,393	$17,553	$17,161
Tax equivalent adjustment to net interest income	979	1,220	1,194	943	929

Net interest income, tax equivalent basis	$20,039	$20,395	$22,587	$18,496	$18,090

(9)	Includes total nonaccrual loans and other real estate owned.

(10)	Stockholders’ equity less goodwill and net core deposit intangible and other intangibles. The following table reconciles reported stockholders’ equity to tangible stockholders’ equity for the periods presented:

	March 31,	December 31,	September 30,	June 30,	March 31,
	2007	2006	2006	2006	2006
Stockholders’ equity	$290,499	$287,242	$289,477	$213,112	$219,187
Core deposit intangible and other intangibles, net	10,163	11,273	11,677	1,592	1,681
Goodwill	79,625	79,488	78,567	891	891

Tangible stockholders’ equity	$200,711	$196,481	$199,233	$210,629	$216,615

(11)	Total assets less goodwill and net core deposit intangible and other intangibles. The following table reconciles reported total assets to tangible assets for the periods presented:

	March 31,	December 31,	September 30,	June 30,	March 31,
	2007	2006	2006	2006	2006
Total assets	$2,980,631	$2,942,046	$2,942,301	$2,361,602	$2,336,448
Core deposit intangible and other intangibles, net	10,163	11,273	11,677	1,592	1,681
Goodwill	79,625	79,488	78,567	891	891

Tangible assets	$2,890,843	$2,851,285	$2,852,057	$2,359,119	$2,333,876

(12)	These regulatory capital ratios exclude accumulated other comprehensive loss as follows:

	March 31,	December 31,	September 30,	June 30,	March 31,
	2007	2006	2006	2006	2006
Accumulated other comprehensive loss	$(5,115)	$(6,273)	$(6,561)	$(16,380)	$(9,682)
(13)	Asset quality trends excluding the Large Problem Credit - Management believes that the asset quality ratios excluding the Large Problem Credit provide useful information regarding asset quality trends. The Large Problem Credit overshadows the fundamental condition of the loan portfolio.
     The following table reconciles reported net charge offs (recoveries) to net charge offs (recoveries) excluding the Large Problem Credit for the periods presented:

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2007	2006	2006	2006	2006
Net charge offs (recoveries)	$(154)	$7,813	$126	$1,863	$23
Net charge offs (recoveries) from the Large Problem Credit	—	7,500	—	—	—

Net charge offs (recoveries) excluding the Large Problem Credit	$(154)	$313	$126	$1,863	$23

     The following table reconciles reported nonaccrual loans to nonaccrual loans excluding the Large Problem Credit for the periods presented:

	March 31,	December 31,	September 30,	June 30,	March 31,
	2007	2006	2006	2006	2006
Nonaccrual loans	$41,679	$42,826	$21,555	$10,925	$7,888
Nonaccrual loans from the Large Problem Credit	26,845	25,825	11,252	5,000	—

Nonaccrual loans excluding the Large Problem Credit	$14,834	$17,001	$10,303	$5,925	$7,888

     The following table reconciles reported nonperforming assets to nonperforming assets excluding the Large Problem Credit for the periods presented:

	March 31,	December 31,	September 30,	June 30,	March 31,
	2007	2006	2006	2006	2006
Nonperforming assets	$44,082	$45,466	$24,419	$16,162	$18,924
Nonperforming assets from the Large Problem Credit	26,845	25,825	11,252	5,000	—

Nonperforming assets excluding the Large Problem Credit	$17,237	$19,641	$13,167	$11,162	$18,924

     The following table reconciles delinquencies of 30 to 89 days to delinquencies of 30 to 89 days excluding the Large Problem Credit for the periods presented:

	March 31,	December 31,	September 30,	June 30,	March 31,
	2007	2006	2006	2006	2006
Delinquencies of 30 to 89 days	$9,390	$6,422	$37,741	$8,809	$2,318
Delinquencies of 30 to 89 days from the Large Problem Credit	—	—	23,237	—	—

Delinquencies of 30 to 89 days excluding the Large Problem Credit	$9,390	$6,422	$14,504	$8,809	$2,318

     The following table reconciles reported internally classified loans to internally classified loans excluding the Large Problem Credit for the periods presented:

	March 31,	December 31,	September 30,	June 30,	March 31,
	2007	2006	2006	2006	2006
Internally classified loans	$51,930	$53,920	$53,495	$41,169	$23,091
Internally classified loans from the Large Problem Credit	26,845	25,825	20,528	15,267	—

Internally classified loans excluding the Large Problem Credit	$25,085	$28,095	$32,967	$25,902	$23,091